EXHIBIT 21.1

List of Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Nordsviten AB (formerly ACADIA Pharmaceuticals AB)	Sweden
ACADIA Pharmaceuticals A/S	Denmark